Exhibit 10.24
PLAYSTUDIOS, INC.
2021 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT
AWARD NOTICE
You have been granted an award of performance stock units (this “Award”) on the following terms and subject to the provisions of the Performance Stock Unit Grant Agreement attached hereto (the “Agreement”) and the PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), both of which are incorporated herein by reference. Unless defined in this PSU Award Notice or in the Agreement, capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this PSU Award Notice, the Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant Name:	[Name]
Target Number of Shares Underlying Award:
Target of [_____] Shares (the “Target PSU Shares”), which may be settled in Shares, the cash equivalent of Shares, or a combination thereof, at the discretion of the Company.
The actual number of PSU Shares eligible to be earned and vest will be equal to the product of (i) the Target PSU Shares and (ii) the PSU Vesting Percentage, as determined based on the Company’s achievement of the Performance Condition set forth below.
Accordingly, the actual total number of shares that are eligible to be earned and may be issued pursuant to this Award ranges from 0% to 100% of the Target PSU Shares.

Grant Date:	March 11, 2024 (the “Grant Date”)
Performance Period:	Fiscal year ending December 31, 2024
Vesting:
Subject to Section 3 of the Agreement, the Award shall vest with respect to a portion of the underlying PSU Shares, not to exceed 100% of the Target PSU Shares, on February 28, 2025 (the “Scheduled Vesting Date”) if and to the extent that both the “Service Condition” and the “Performance Condition” (as such terms are defined below) are satisfied as of the Scheduled Vesting Date.
For the avoidance of doubt, unless both the Performance Condition and Service Condition are satisfied as of the Scheduled Vesting Date, no portion of the PSU Shares scheduled to vest on such date shall vest and the Award shall be forfeited in its entirety without any payment or other obligation to the Participant.

Service Condition:	The Service Condition shall be fully satisfied if the Participant does not experience a Termination of Service at any time prior to the Scheduled Vesting Date (the “Service Condition”).
Performance Condition and Vesting Percentage:	Please refer to Attachment A for a description of the Performance Condition and the PSU Vesting Percentage applicable to the Award.

Performance Stock Unit Grant Agreement
This Performance Stock Unit Grant Agreement is made and entered into by and between PLAYSTUDIOS, Inc. (the “Company”) and the Participant effective as of the date set forth above.
1.DEFINED TERMS. Capitalized terms not defined in this Performance Stock Unit Grant Agreement have the meanings ascribed to them in the Plan.
1.1“Accept”, “Accepts” or “Acceptance” means the act of Participant clicking on “Accept Your Grant” in the Plan Portal, which action signifies Participant’s agreement to become a party to this Agreement.
1.2“Agreement” means this agreement (including the PSU Award Notice, which is incorporated herein by reference) and the data set forth on the Plan Portal that identifies in detail the Participant, the PSU grant, Grant Date, number of shares, vesting conditions, vesting schedule, expiration date, and other information about the PSU, whether expressed using the terms defined in this agreement or the Plan, or terms that by their context would have the same meanings.
1.3“Employer” means the directly or indirectly wholly owned subsidiary of the Company employing the Participant.
1.4“Grant Date” means the date on which the grant of PSUs was approved by the Board of Directors of the Company.
1.5“Grant ID” means the number assigned to this Agreement in the Plan Portal.
1.6“Participant” means the employee of the Employer who is the recipient of a grant of PSUs under this Agreement.
1.7“Plan” means the PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan (as amended, supplemented or otherwise modified from time to time), a copy of which is available on the Plan Portal.
1.8“Plan Portal” means the web-based access to information about the PSU available to Participant via Fidelity NetBenefits at nb.fidelity.com by the use of Participant’s unique Username and Password.
1.9“PSU” means a contingent and unsecured promise by the Company to deliver one Share on the settlement date for each PSU that vests, as set forth in Section 3 below.
1.10“PSU Award Notice” means the PSU award notice to which this Agreement is attached, which describes various terms and conditions of the PSUs (including vesting conditions) and which is incorporated herein by reference.
1.11“Share” means one share of Class A common stock of the Company.
2.GRANT OF PSUs. Subject to the terms and conditions contained herein, including any applicable country-specific provisions in the Appendix attached hereto, which constitutes part of the Agreement, and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Grant Date, the number of PSUs, with the vesting schedule and vesting conditions, as set forth in the PSU Award Notice. The PSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Employer, and to align the Participant’s interests with those of the Company. Each PSU corresponds to one Share. Each PSU constitutes a contingent and unsecured promise by the Company to deliver on the settlement date, subject to satisfaction of all applicable vesting and settlement conditions, the number of whole Shares, or cash or cash equivalent, determined pursuant to the vesting provisions set forth in the PSU Award Notice.
3.VESTING; FORFEITURE.
3.1The PSUs shall vest in accordance with the vesting schedule set forth in the PSU Award Notice, including Attachment A, subject to the Participant’s continuous service with the Employer through the applicable vesting date. All PSUs, whether vested or unvested, shall be immediately forfeited upon the Participant’s (i) Termination of Service due to the

Participant’s termination by the Employer for Cause or (ii) breach of any restrictive covenants to which the Participant is subject with respect to the Employer.
4.TAXES AND WITHHOLDING.
4.1The Participant acknowledges that, regardless of any action taken by the Company, or the Employer employing Participant, the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant of the PSU, the vesting of the PSU, the issuance of shares in settlement of vesting of the PSU, the subsequent sale of any Shares acquired pursuant to the PSU and the receipt of any dividends or Dividend Equivalent; and (ii) do not commit to and are under no obligation to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
4.2On each vesting date, and on or before the time the Participant receives a distribution of the shares underlying the Participant’s PSUs, and at any other time as reasonably requested by the Company or the Employer in accordance with applicable law, the Participant agree to make adequate provision for any sums required to satisfy the withholding obligations of the Company or the Employer in connection with any Tax-Related Items that arise in connection with the Participant’s PSU (the “Withholding Taxes”). The Company shall arrange a mandatory sale (on the Participant’s behalf pursuant to the Participant’s authorization under this section and without further consent) of the Shares issued in settlement upon the vesting of the Participant’s PSUs in an amount necessary to satisfy the Withholding Taxes and shall satisfy the Withholding Taxes by withholding from the proceeds of such sale (the “Mandatory Sell to Cover”). The Participant hereby acknowledges and agrees that the Company shall have the authority to administer the Mandatory Sell to Cover arrangement in its sole discretion with a registered broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) as the Company may select as the agent (the “Agent”) who will sell on the open market at the then prevailing market price(s), as soon as practicable on or after each date on which the Participant’s PSUs vest, the number (rounded up to the next whole number) of the Shares to be delivered to the Participant in connection with the vesting of the PSUs sufficient to generate proceeds to cover (i) the Withholding Taxes that the Participant is required to pay pursuant to the Plan and this Agreement as a result of the vesting of the PSUs (or Shares being issued thereunder, as applicable) and (ii) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto, and any remaining funds shall be remitted to the Participant.
4.3If, for any reason, such Mandatory Sell to Cover does not result in sufficient proceeds to satisfy the Withholding Taxes, the Company or the Employer may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to the Participant’s PSU by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Participant by the Company or the Employer; (ii) causing the Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company or the Employer); or (iii) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the Participant’s PSUs with a Fair Market Value (measured as of the date Shares are issued to Participant) equal to the amount of such Withholding Taxes; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the Company’s and/or the Employer’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Board or Compensation Committee.
4.4Unless the tax withholding obligations of the Company and/or the Employer with respect to the Tax-Related Items are satisfied, the Company shall have no obligation to deliver to the Participant any Shares.
4.5In the event the Company’s and/or the Employer’s obligation to withhold arises prior to the delivery to the Participant of Shares or it is determined after the delivery of Shares to the Participant that the amount of the Tax-Related Items withholding obligation was greater than the amount withheld by the Company or the Employer, the Participant agrees to indemnify and hold the Company and the Employer harmless from any failure by the Company or the Employer to withhold the proper amount.
4.6The Participant acknowledges that the Mandatory Sell to Cover is imposed by the Company on the Participant pursuant to the terms of the PSU.
4.7The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts, or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s). If the maximum rate is used, any over-withheld amount may be refunded to the Participant in cash by the Company or the Employer (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may seek a refund from the local tax authorities. The Participant must pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.
4.8Notwithstanding any other provision contained in the Agreement, in lieu of implementing a Mandatory Sell to Cover, the Company shall have the right in its discretion, but not the obligation, to collect payment of the Withholding Taxes by instead deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a Fair Market Value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such Withholding Taxes, with any remainder tax withholding amount less than the value of one share deducted from other cash compensation otherwise payable by the Company or the Employer to the Participant, or alternatively causing the Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company) (a “Net Settlement”). Any Net Settlement which is implemented by the Company in lieu of a Mandatory Sell to Cover shall be implemented on the same date that the Mandatory Sell to Cover would otherwise have occurred. Additionally, to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, any Net Settlement will be subject to the express prior approval of the Company’s Board or Compensation Committee.
5.SETTLEMENT.
5.1Except as otherwise set forth in the Plan the vested PSUs will be settled in Shares and the Participant shall receive in settlement an issuance of a number of Shares that corresponds to the number of PSUs that have become vested as of the applicable vesting date, which settlement shall be delivered on the applicable vesting date; provided, however, if such vesting date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day (the “Original Distribution Date”).
5.2Notwithstanding the foregoing, if selling Shares in the public market on the Original Distribution Date to satisfy the Participant’s tax withholding obligation in accordance with the terms of Section 4 of this Agreement is prohibited for any reason, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered to the Participant on the first date that the Participant is not prohibited from selling Shares in the open market; provided, however, that notwithstanding the foregoing, in no event will the Shares be delivered to the Participant any later than: (A) December 31 of the calendar year in which the Original Distribution Date occurs (that is, the last day of the taxable year in which the Original Distribution Date occurs), or (B) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). Delivery of the Shares is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner.
6.DIVIDEND EQUIVALENT PAYMENTS. Until the PSUs settle, if the Company pays a dividend on Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Shares in respect of his or her vested and unvested PSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any PSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within forty-five (45) days of the vesting date of the PSUs to which such Dividend Equivalents relate.
7.NONTRANSFERABILITY. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder, unless otherwise provided by the Committee.
8.RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Shares corresponding to the PSUs prior to settlement of the PSUs.
9.SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon settlement of the PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.
10.COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon settlement of the PSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
11.MISCELLANEOUS.
11.1No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Employer to modify the terms of or terminate the Participant’s employment or service at any time.
11.2No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the PSUs.
11.3Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the PSUs are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

11.4Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.
11.5Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 12, 14(a) and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the PSUs granted pursuant to this Agreement; provided, however, that notwithstanding the foregoing limitation the Committee shall have the right to modify the terms and conditions of the PSUs (including applicable performance targets and other vesting conditions) as set forth in the PSU Award Notice and the Plan.
11.6Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
11.7Entire Agreement. This Agreement, the PSU Award Notice, and the Plan contain all of the understandings between the Company and the Participant concerning the PSUs granted hereunder and supersede all prior agreements and understandings.
11.8Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.
11.9Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.
11.10Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or this Award pursuant to the provisions of this Agreement.
11.11Compliance with Section 409A of the Internal Revenue Code.
(a)The PSUs are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the PSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the PSUs so that the PSUs do not become deferred compensation under Section 409A.
(b)For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.
(c)Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Termination of Service, such payment shall be delayed for a period of six (6) months after the date the Participant Terminates Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the PSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the PSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the PSUs.
(d)Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an affiliate, including the Employer, be liable to the Participant on account of failure of the PSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.